Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders

New Castle Ventures, Inc.

We hereby consent to the inclusion in this SB-2 Registration Statement of New Castle Ventures, Inc. of our report dated December 12, 2006, relating to the financial statements of New Castle Ventures, Inc. and Subsidiary for the period from the date of inception (March 24, 2006) to June 30, 2006, and to the use of our name as it appears under the caption “Experts”.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

July 10, 2007